EXHIBIT 99.1

UTMD Reports Financial Performance for Third Calendar Quarter and Nine Months 2026

Contact: Brian Koopman (801) 566-1200	October 22, 2026

Salt Lake City, Utah – Utah Medical Products, Inc. [Nasdaq: UTMD] reports third quarter (3Q) and first nine months (9M) of calendar year 2026 financial results that include changes from the prior year’s same period results.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

The following is a summary comparison of 3Q and 9M of calendar 2026 with 3Q and 9M 2025 income statement measures:

	3Q	9M
2026 to 2025 Comparison	(July–September)	(January-September)
Revenues (Sales):	(12%)	(12%)
Gross Profit (GP):	(14%)	(11%)
Operating Income (OI):	+ 7%	(11%)
Income Before Tax (EBT):	+ 3%	(10%)
Net Income (NI):	+ 6%	(7%)
Earnings Per Share (EPS):	+ 7%	(5%)

In brief, consolidated total 3Q 2026 revenues were $1,191 (12.1%) lower than in 3Q 2025, and 9M 2026 revenues were $3,602 (12.1%) lower than in 9M 2025. The lower sales in comparison with the prior year’s periods were substantially a result of a lack of any 2026 sales to UTMD’s two previously largest customers, PendoTECH, a supplier of control devices to biopharm manufacturing companies, and UTMD’s distributor of disposable blood pressure monitoring (BPM) transducer kits in China.  Those two lost customers in 2026 represented a combined $491 in 3Q 2025 sales, and a combined $2,419 in 9M 2025 sales. Partly offsetting the PendoTECH lost sales, UTMD realized $116 in 3Q 2026 sales, and $327 in 9M 2026 sales, to new biopharm customers. However, the 2026 growth in new biopharm sales has been slower than expected. Also, UTMD realized $195 in 3Q 2026 sales to a new China BPM kit distributor for the first time since losing the prior distributor a year ago. This distributor might eventually match the prior distributor’s demand.

There was also an accelerated decline in worldwide (WW) sales of the Filshie Clip System (Filshie) in 3Q 2026, which were $805 (32.7%) lower than in 3Q 2025. The poor 3Q Filshie sales caused 9M 2026 Filshie sales to be $1,194 (15.7%) lower than in 9M 2025. On the other hand, Femcare Ltd, UTMD’s subsidiary in the UK which developed the Filshie Clip System, acquired Orion Medical Supplies Ltd in the UK at the end of August 2026, which added $619 in 3Q 2026 sales.

Changes in period-to-period foreign currency exchange rates had less than a one percentage point impact on USD sales: 3Q 2026 sales were $14 lower, and 9M 2026 sales were $170 higher, than would have been the case with the same exchange rates in 2025. Further details about UTMD’s period-to-period sales comparisons are provided later in this press release, and will also be explained in UTMD’s public 3Q 2026 SEC 10-Q disclosure in November.

UTMD’s profit margins compared to those of the prior year’s same periods follow:

	3Q 2026	3Q 2025	9M 2026	9M 2025
	(Jul – Sep)	(Jul – Sep)	(Jan – Sep)	(Jan – Sep)
Gross Profit Margin (GP/ sales):	56.1%	57.1%	57.5%	56.8%
Operating Income Margin (OI/ sales):	32.4%	26.6%	31.0%	30.4%
Income B4 Tax Margin (EBT/ sales):	39.5%	33.7%	38.1%	37.3%
Net Income Margin (NI/ sales):	32.3%	26.8%	31.2%	29.6%

UTMD’s Gross Profit (GP) margin in 3Q 2026 was $764 lower than in 3Q 2025 as a result of lower sales without proportionally lowering consolidated manufacturing direct labor and overhead costs. The 9M 2026 GPM however, benefitted in contrast to 9M 2025, from not having the $2,058 very low GPM sales to UTMD’s China distributor of BPM kits.  Despite lower 3Q 2026 GP, Operating Income (OI) in 3Q 2026 improved due mainly to only $228 in combined litigation expense and intangible asset amortization (IIA) expense, which are included in G&A operating expenses, compared to $920 in 3Q 2025. The 15-year amortization of Femcare identifiable assets was completed in 1Q 2026. In 9M 2026, combined litigation and IIA amortization expenses were $925 lower than in 9M 2025. Non-operating income in 3Q 2026 and 9M 2026 was $92 and $183 lower than in the same 2025 periods, respectively, due to lower interest rates on UTMD’s cash deposits. A two-percentage point lower estimated average income tax provision rate helped to decrease the 9M period percentage decline in Net Income (NI), and allowed about a 6% increase in 3Q 2026 Net Income relative to 3Q 2025. Please see the financial statements on the last page of this report.

UTMD’s September 30, 2026 Balance Sheet continued strong, with no debt. Ending Cash and Investments were slightly less at $85.2 million compared to $85.8 million on December 31, 2025, after year-to-date paying $3.0 million in cash dividends to stockholders, repurchasing $0.9 million of UTMD common stock, purchasing Orion Medical Supplies Ltd for $5.0 million including legal fees and duties, and making other plant and equipment capital expenditures of $0.5 million, as funded by continued profitable operations.

Revenues (sales) -3Q 2026

Total consolidated 3Q 2026 UTMD worldwide (WW) sales in USD terms were $8,621 compared to $9,812 in 3Q 2025.

Consistent with UTMD’s SEC 10-K Report at the beginning of the year, 1) sales of biopharma pressure monitoring devices and accessories to UTMD’s previously largest OEM customer, PendoTECH, were zero in 3Q 2026, which were $96 in 3Q 2025 domestic OEM sales, and 2) sales of blood pressure monitoring (BPM) kits to UTMD’s previously largest distributor outside the U.S. (OUS) located in China were also zero, which were $395 in international sales in 3Q 2025.  The combined sales to those two entities, which were zero in 3Q 2026, were $491 in 3Q 2025 and $1,082 in 3Q 2024. Offsetting the $395 lost sales to the prior China distributor were $195 3Q sales to a new China distributor.

Domestic sales are invoiced in USD and obviously not subject to foreign currency conversion (FX) rate fluctuations. The components of domestic sales include 1) “direct non-Filshie device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “domestic Filshie device sales”. UTMD separates domestic Filshie device sales from other medical device sales direct to medical facilities because UTMD is simply a distributor for Femcare in the U.S.

In the aggregate, 3Q 2026 domestic sales were 16.1% lower, at just $4,917 compared to $5,859 in 3Q 2025. Total domestic OEM sales at $677 were $41 higher than in 3Q 2025, including new domestic OEM biopharma customer sales which were $66 higher. Domestic sales of the Filshie Clip System at $656 in 3Q 2026 were $534 lower than in 3Q 2025, a weak quarter following stronger sales in first half (1H) 2026 compared to 1H 2025. Domestic direct sales of other devices in 3Q 2026 were $449 lower than in 3Q 2025, about 64% of which were due to lower neonatal device sales.

OUS sales in 3Q 2026 were $249 (6.3%) lower at $3,704 compared to $3,953 in 3Q 2025.  Net of the lost previous China distributor and the new distributor, BPM kit sales to China were $200 lower.  OUS Filshie device sales were $271 lower. Orion Medical contributed $619 in new sales. In 3Q 2026, 50% of OUS sales were direct to medical facilities located in Ireland, the UK, France, Canada, Australia and New Zealand, compared to 37% in 3Q 2025. The difference was due to the $619 addition of Orion Medical sales in the UK, net of OUS direct Filshie device sales which were $230 (21.8%) lower. OUS direct to end-user sales are invoiced in foreign currencies. UTMD’s Form SEC 10-Q for 3Q 2026, which will be filed in November, will provide further 3Q revenue segmentation details.

The foreign currency exchange (FX) impact, the conversion to USD effect of difference in FX rates in 3Q 2026 compared to 3Q 2025, reduced 3Q 2026 sales by $14 compared to 3Q 2025. OUS sales invoiced in foreign currencies, which included Orion Medical Supplies for the first time, in USD terms, were 32% of total WW consolidated 3Q 2026 sales compared to 29% in 3Q 2025. The average USD FX rates decreased 3Q 2026 total consolidated sales $14 for sales invoiced in foreign currencies. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 3Q 2026 and 3Q 2025 for revenue purposes follow:

	3Q 2026	3Q 2025	Change
GBP	1.3427	1.3485	(0.4%)
EUR	1.1514	1.1748	(2.0%)
AUD	0.7051	0.6548	+7.7%
CAD	0.7154	0.7256	(1.4%)

The $14 weighted average unfavorable impact on 3Q 2026 consolidated sales was negligible, about 0.2%.  In constant currency terms, foreign currency sales in 3Q 2026 in USD terms were 24.0% lower than in 3Q 2025, excluding Orion. “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared.

Sales -9M 2026

Total consolidated 9M 2026 UTMD worldwide (WW) sales in USD terms were 12.2% lower at $25,873 compared to $29,474 in 9M 2025.

Sales of biopharma pressure monitoring devices and accessories to UTMD’s previously largest OEM customer, PendoTECH, were zero in 9M 2026, compared to $360 in 9M 2025, all in domestic OEM sales. Offsetting that loss were new WW biopharma customer sales in 9M 2026 that were $253 higher than in 9M 2025. Sales of BPM kits to UTMD’s previously largest distributor OUS located in China were also zero in 9M 2026, compared to $2,058 in OUS sales in 9M 2025. (This included $395 in 3Q 2025 revenue which was written off in 3Q 2026 G&A expenses as uncollectible.) Offsetting that China BPM revenue loss was $195 in 3Q sales, the first sales of BPM kits to a new China distributor. The combined 9M 2026 sales to those previous two lost customers netted with new replacement sales were $1,863 lower in 9M 2026 compared to 9M 2025, representing 52% of the $3,602 lower sales in 9M 2026.  WW Filshie device sales in 9M 2026 were $1,194 (15.7%) lower than in 9M 2025.  WW NICU device sales in 9M 2026 were $1,105 (17.7%) lower than in 9M 2025.

Domestic sales are invoiced in USD and obviously not subject to foreign currency conversion (FX) rate fluctuations. The components of domestic sales include 1) “direct non-Filshie device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “domestic Filshie device sales”. UTMD separates domestic Filshie device sales from other medical device sales direct to medical facilities because UTMD is simply a distributor for Femcare in the U.S.

In the aggregate, 9M 2026 domestic sales were $1,664 (9.6%) lower, at $15,644 compared to $17,308 in 9M 2025. Domestic Filshie device sales in 9M 2026 were $305 (9.1%) lower than in 9M 2025, and all other domestic direct device sales $1,357 (11.3%) lower. In product categories, domestic NICU device sales were 18% lower, and all other categories excluding Filshie clip devices were 6-8% lower.  Domestic OEM sales were about the same in both periods.

OUS sales in 9M 2026 were $1,938 (15.9%) lower at $10,229 compared to $12,167 in 9M 2025.  Excluding the $1,863 lower sales to UTMD’s former China distributor (minus new sales to another distributor) mentioned above, 9M 2026 OUS sales were $75 (0.6%) lower than in 2025. In 9M 2026, 44% of OUS sales were direct to medical facilities located in Ireland, the UK, France, Canada, Australia and New Zealand, compared to 37% in 9M 2025. The difference was essentially due to September 2026 Orion Medical sales which were 6% of 9M 2026 OUS sales. OUS direct to end-user sales are invoiced in foreign currencies.

The portion of OUS sales invoiced in foreign currencies in USD terms was 28% of total WW consolidated 9M 2026 sales compared to 30% in 9M 2025. The average USD FX rates increased 9M 2026 total consolidated sales $170 for sales invoiced in foreign currencies. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 9M 2026 and 9M 2025 for revenue purposes follow:

	9M 2026	9M 2025	Change
GBP	1.3444	1.3144	+ 2.3%
EUR	1.1577	1.1333	+ 2.2%
AUD	0.7046	0.6396	+10.1%
CAD	0.7226	0.7144	+ 1.1%

The $170 weighted average favorable impact on 9M 2026 consolidated sales was 0.7%.

In 4Q 2025 and 4Q 2024, the two former customers with zero combined sales in 2026 were just $35 and $338, so UTMD does not expect the same negative comparisons with the past in 4Q 2026. Looking forward, UTMD expects the combined 4Q 2026 replacement sales to be higher than in both former 4Q periods. Although sales to other biopharma OEM customers in 2026 have not developed as soon as projected at the beginning of the year, finding a replacement China distributor for BPM kits and the acquisition of Orion Medical was also not projected. Management’s current year 2026 sales projection, with continued uncertainty, is a total year 2026 consolidated sales decline close to 7%, in contrast to the 12% year-to-date actual decline in 9M 2026 compared to 9M 2025.

Gross Profit (GP)

GP results from subtracting the cost of goods sold (CGS), comprised of costs of production including direct labor, manufacturing engineering, depreciation of equipment, maintenance and repairs, quality assurance including regulatory compliance, and purchasing including freight for receiving materials from suppliers, from revenues. CGS is divided into three categories: direct labor, raw materials and manufacturing overhead (MOH).  Direct labor and raw materials are predominantly variable costs, i.e. vary directly with revenues.  MOH contains many fixed costs consistent with the Company’s infrastructure, for example, supervision, quality assurance and engineering personnel, and depreciation of fixed assets.

UTMD’s 3Q 2026 Gross Profit margin (GPM) was lower than in 3Q 2025 because WW trade shipments were lower while the Company retained the same previous labor and overhead staffing that it previously had in order to support the anticipated substantial new growth in biopharma control device manufacturing. UTMD Ltd in Ireland is also the manufacturer and supplier of the Filshie Clip System to all UTMD subsidiaries worldwide, so lower intercompany Filshie sales also contributed to the lower consolidated 3Q GPM.  In contrast, UTMD’s consolidated 9M 2026 GPM was higher than in 9M 2025, as expected, due to a more favorable product mix without $2,058 low GP sales to the former China distributor.

More specifically, 3Q 2026 GP was $764 (13.6%) lower than in 3Q 2025 when sales were 12.1% lower. GP in 9M 2026 was $1,857 (11.1%) lower than in 9M 2025 when sales were 12.2% lower. The consolidated 3Q 2026 GPM was 56.1% compared to 57.1% in 3Q 2025. The consolidated 9M 2026 GPM was 57.5% compared to 56.8% in 9M 2025.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP.  OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses.

The lower GPM in 3Q 2026 on 12% lower sales compared to 3Q 2025 was offset by $181 lower litigation expenses and the beneficial impact of Femcare IIA amortization expense in 3Q 2026 that was $511 lower than in 3Q 2025. Consolidated OI of $2,795 was $183 (+7.0%) higher compared to 3Q 2025 OI of $2,612. UTMD’s 3Q 2026 OI margin (OI as a percentage of sales) increased to 32.4% of sales from 26.6% of sales in 3Q 2025.

OI in 9M 2026 was $8,009 compared to $8,961 in 9M 2025, a $952 (10.6%) decrease, although with a higher OI margin of 31.0% compared to 30.4% in 9M 2025.  The lower 9M OI was the result of 11.1% lower GP despite a higher GPM compared to 9M 2025.

The following table summarizes OE in 3Q and 9M 2026 compared to the same periods in 2025 by OE category:

OE Category	3Q 2026	% of sales	3Q 2025	% of sales	9M 2026	% of sales	9M 2025	% of sales
S&M:	$529	6.1	$516	5.3	$1,574	6.1	$1,540	5.2
G&A:	1,374	16.0	2,310	23.5	4,847	18.7	5,780	19.6
R&D:	142	1.6	167	1.7	450	1.8	457	1.6
Total OE:	2,045	23.7	2,993	30.5	6,871	26.6	7,777	26.4

Consolidated S&M expenses as a percentage of sales were higher primarily due to lower sales. The impact of differences in FX rates on foreign subsidiary S&M expenses added $2 in 3Q 2026 and $12 in 9M 2026.  Excluding the FX rate impact, consolidated S&M expenses were slightly higher due to higher trade show expenses in the U.S. and higher salary expenses OUS.

G&A expenses dominate UTMD’s OE, largely because of expenses of U.S. Filshie litigation and the  non-cash expenses from the amortization of Identifiable Intangible Assets (IIA) associated with the acquisition of the Filshie Clip System in 2011 which were fully-amortized as of 1Q 2026, and initial 3Q 2026 IIA amortization expense for the Orion acquisition.

A segmentation of USD-denominated G&A expenses follows:

G&A Exp Category	3Q 2026	% of sales	3Q 2025	% of sales	9M 2026	% of sales	9M 2025	% of sales
IIA Amort- UK:	$25	Orion	$536	5.5	$483	1.9	$1,568	5.3
Other– UK:	411		176		814		555
U.S. Litigation	203	2.4	389	4.0	1,137	4.4	977	3.3
Other– US:	557	6.5	667	6.8	1,883	7.3	1,864	6.3
IRE:	91		96		281		268
IRE– China B/D	-		395	4.0			395	1.3
AUS:	49		20		134		54
CAN:	38		31		115		100
Total G&A:	1,374	16.0	2,310	23.5	4,847	18.7	5,780	19.6

Total consolidated G&A expenses in 3Q 2026 were $936 lower than in 3Q 2025 from a number of differences. In 3Q 2025, UTMD wrote off an uncollectible receivable from its terminated China distributor, which was a one-time G&A expense. The $536 UK IIA amortization expense in 3Q 2025 was for Femcare IIA, which was zero in 3Q 2026. The $25 UK IIA amortization expense in 3Q 2026 was the initial amortization for the Orion acquisition which was zero in 3Q 2025. The higher other UK expenses in 3Q 2026 were the result of the Orion acquisition expenses and adding Orion G&A expense for the month of September.  U.S. litigation expenses in 3Q 2026 were $186 lower than in 3Q 2025.

In 9M 2026, except for U.S. litigation expense, U.S. G&A expenses were about the same as in 9M 2025, but with lower sales, the U.S. G&A percentage of sales increased a full percentage point. The largest difference was $1,085 less IIA amortization expense as the Femcare IIA amortization was completed in 1Q 2026.  Foreign currency G&A expenses expressed in USD were decreased by FX rate differences by $4 in 3Q 2026 and increased by $58 in 9M 2026.  In 9M 2026, $30 of the $58 higher G&A expense FX impact was due to the final non-cash identifiable intangible asset (IIA) amortization–UK expense in 1Q 2026 which resulted from the 2011 acquisition of Femcare.

Regarding litigation expense looking forward, in two of the remaining four courts (out of nineteen), cases will apparently be going to trial in 2027.  The other two remain waiting for decisions on summary judgment motions.

The differences in period-to-period R&D expenses were due to varying project costs and increases in salaries for the same number of people. Since all new product development work in 2026 was carried out in the U.S., there was no FX rate impact.

Stronger OUS currencies for 9M 2026 increased operating expenses (OE) by $70, of which $30 was due to the remaining IIA amortization of Femcare IIA. In contrast, a favorable impact of differing FX rates in 3Q 2026 compared to 3Q 2025 reduced consolidated OE by $2. The AUD was the primary stronger currency.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 3Q 2026 EBT was $3,401 (39.5% of sales) compared to $3,309 (33.7% of sales) in 3Q 2025. Consolidated 9M 2026 EBT was $9,870 (38.1% of sales) compared to $11,004 (37.3% of sales) in 9M 2025.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms on September 30, 2026; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology.

Starting in 2024 for UTMD, there has been an additional excise tax included in UTMD’s NOE: a stock repurchase 1% excise tax enacted in the so-called “Inflation Reduction Act of 2022”.  The price of shares repurchased in 3Q 2026 and 9M 2026 was $699 and $905 respectively. Shares repurchased in 3Q 2025 and 9M 2025 were $653 and $7,362 respectively. The cumulative excise tax on share repurchases since 2024 has been $292.

Net NOI is NOI minus NOE. Net NOI in 3Q 2026 was $606 compared to $698 in 3Q 2025. Net NOI in 9M 2026 was $1,860 compared to $2,043 in 9M 2025. The lower NOI in both periods was essentially due to lower interest rates. Remeasured foreign currency balances generated about $8 less in net NOE in 9M 2026 compared to 9M 2025.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance, as well as its ability to sustain high level financial performance during a challenging time.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2026 consolidated EBT excluding the remeasured bank balance currency gain or loss (“adjusted consolidated EBITDA”) was $3,735 (43.3% of sales) compared to $4,170 (42.5% of sales) in 3Q 2025.  Adjusted consolidated EBITDA was $11,303 (43.7% of sales) in 9M 2026 compared to $13,493 (45.8% of sales) in 9M 2025. The lower EBITDA in 3Q 2026 compared to 3Q 2025 was due to the lack of IIA amortization.  The lower 9M 2026 EBITDA compared to 9M 2025 was due to lower EBT, accentuated by lower IIA amortization expense in 9M 2026. Adjusted consolidated trailing twelve months’ (TTM) EBITDA was $15,269 as of September 30, 2026.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	3Q 2026	3Q 2025	9M 2026	9M 2025
EBT	$3,401	$3,309	$9,870	$11,004
Depreciation Expense	217	209	638	614
Femcare IIA Amortization Expense	-	536	458	1,568
Orion IIA Amortization Expense	25	-	25	-
Other Non-Cash Amortization Expense	12	8	31	25
Stock Option Compensation Expense	77	95	269	262
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	3	13	12	20
UTMD non-US GAAP EBITDA:	$3,735	$4,170	$11,303	$13,493

Net Income (NI)

NI in 3Q 2026 of $2,787 (32.3% of sales) was 5.9% higher than the NI of $2,631 (26.8% of sales) in 3Q 2025.  The $156 higher 3Q 2026 NI was due to $183 higher OI combined with $92 lower net NOI, and a two-percentage point lower estimated average income tax provision rate. The average consolidated income tax provision rate (as a % of the same period EBT) in 3Q 2026 was 18.1% compared to 20.5% in 3Q 2025.

NI in 9M 2026 of $8,077 (31.2% of sales) was 7.4% lower than the NI of $8,720 (29.6% of sales) in 9M 2025.  The $643 lower 9M 2026 NI was due to $951 lower OI combined with $183 lower net NOI, and a lower estimated average income tax provision rate. The average consolidated income tax provision rate (as a % of the same period EBT) in 9M 2026 was 18.2% compared to 20.8% in 9M 2025.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. The basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS)

Diluted EPS in 3Q 2026 were $0.876 compared to diluted EPS of $0.820 in 3Q 2025, a 6.8% increase. Diluted EPS in 9M 2026 were $2.537 compared to diluted EPS of $2.680 in 9M 2025, a 5.3% decrease. The 3Q percentage increase in EPS was higher than the 3Q increase in NI, and the 9M percentage decrease in EPS was lower than the 9M decrease in NI, as a result of fewer diluted shares.

Diluted shares were 3,180,343 in 3Q 2026 compared to 3,207,490 in 3Q 2025.  Diluted shares were 3,182,943 in 9M 2026 compared to 3,254,196 in 9M 2025. The lower diluted shares in both periods of 2026 were the result of shares repurchased during 9M 2026. Because the average exercise price of employee options was higher than the ending market price of the stock in both 3Q 2026 and 3Q 2025, the number of shares added as a dilution factor in both 3Q 2026 and 3Q 2025 were zero. The same was true for both 9M 2026 and 9M 2025. The number of shares used for calculating EPS in both years was higher than period-ending outstanding shares because of a time-weighted calculation of average outstanding shares.

Outstanding shares at the end of 3Q 2026 were 3,175,006 compared to 3,186,221 at the end of calendar year 2025. The difference was due to 13,403 shares repurchased in 9M 2026, and 2,188 employee option exercises. Shares repurchased in 3Q 2026 were 10,000 at an average price of $69.88.  Shares repurchased in 9M 2026 were 13,403 at an average price of $67.51. The total cost of repurchasing shares in 9M 2026 was $905 plus a 1% excise tax. Outstanding shares were 3,204,172 at the end of 3Q 2025.  Outstanding shares at the end of calendar 2024 were 3,335,156. The total cost of repurchasing 464,299 shares in the eleven calendar quarters since the end of 2023 at an average cost of $62.95/ share was $29,228 plus a 1% federal excise tax. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders.

The total number of outstanding unexercised employee and outside director options at September 30, 2026 was 106,285 at an average exercise price of $70.17, including shares awarded but not yet vested. This compares to 97,511 unexercised option shares at the end of 3Q 2025 at an average exercise price of $73.75/ share, including shares awarded but not vested. No employee options have been awarded in 2026.  Non-qualified option awards totaling 13,800 shares were made to 40 employees in October 2025 at an exercise price of $58.10.

UTMD paid $987 ($0.310/share) in dividends to stockholders in 3Q 2026 compared to $988 ($0.305/ share) paid in 3Q 2025. The dividends paid to stockholders during 3Q 2026 were 35% of NI. UTMD paid $2,963 ($0.310/share) in dividends to stockholders in 9M 2026 compared to $3,006 ($0.305/ share) paid in 9M 2025. The dividends paid to stockholders during 9M 2026 were 37% of NI.

UTMD’s closing share price at the end of 3Q 2026 was $74.05 up 7.3% from the closing price of $68.98 at the end of 2Q 2026, and up 32.3% from the closing price of $55.96 at the end of 2025.  The closing share price one year ago at the end of 3Q 2025 was $62.97.

Balance Sheet.

At September 30, 2026 compared to the end of 2025, UTMD’s cash and investments balance decreased only $554 to $85,202 despite use of $905 cash for share repurchases, $2,963 cash for dividends to stockholders, $500 cash for capital equipment purchases and $5,011 cash for the acquisition of Orion Medical Supplies including legal costs and stamp duties. At September 30, 2026, net Intangible Assets increased to 13.9% of total consolidated assets from 12.2% on December 31, 2025 as a result of the Orion acquisition. UTMD’s strong 21.2 current ratio at September 30, 2026 was lower than the 37.6 current ratio at December 31, 2025 as a result of higher current liabilities and lower cash. The average age of trade receivables was 41 days from date of invoice at September 30, 2026 compared to 35 days at December 31, 2025, based on the most recent calendar quarter of sales. Average inventory turns declined to 1.6 in 3Q 2026 compared to 2.0 for the last quarter of 2025, as the Company intentionally increased WIP/FG goods inventory balances in order to keep productivity up during 9M 2026 lower sales activity. Overall inventories increased $2,636 since the end of 2025, and receivables increased $439.  Ending 3Q 2026 current liabilities increased $2,142 from the end of 2025.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 3Q 2026 compared to the end of calendar year 2025 and the end of 3Q 2025 were as follows:

	9-30-26	12-31-25	Change	9-30-25	Change
GBP	1.32659	1.34450	(1.3%)	1.34420	(1.3%)
EUR	1.13437	1.17344	(3.3%)	1.17331	(3.3%)
AUD	0.69506	0.66679	4.2%	0.66127	5.1%
CAD	0.70365	0.72914	(3.5%)	0.71789	(2.0%)

Financial ratios as of September 30, 2026 which may be of interest to stockholders follow:

1)Current Ratio = 21.2

2)Days in Trade Receivables (based on 3Q 2026 sales activity) = 41

3)Average Inventory Turns (based on 3Q 2026 CGS) = 1.6

4)2026 YTD ROE (before dividends) = 9%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare and the economy in general such as tariffs, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (three months ended September 30)

(in thousands except earnings per share):

	3Q 2026	3Q 2025	Percent Change
Net Sales	$8,621	$9,812	(12.1%)
Gross Profit	4,840	5,604	(13.6%)
Operating Income	2,795	2,611	+7.0%
Income Before Tax	3,401	3,309	+2.8%
Net Income (US GAAP)	2,787	2,631	+5.9%
Earnings Per Share (US GAAP)	$0.876	$0.820	+6.8%
Shares Outstanding (diluted)	3,180	3,207

INCOME STATEMENT, First Nine Months (nine months ended September 30)

(in thousands except earnings per share):

	9M 2026	9M 2025	Percent Change
Net Sales	$25,873	$29,475	(12.2%)
Gross Profit	14,880	16,737	(11.1%)
Operating Income	8,009	8,961	(10.6%)
Income Before Tax	9,870	11,004	(10.3%)
Net Income (US GAAP)	8,077	8,720	(7.4%)
EPS (US GAAP)	$2.537	$2.680	(5.3%)
Shares Outstanding (diluted)	3,183	3,254

BALANCE SHEET

(in thousands)	(unaudited) SEP 30, 2026	(unaudited) JUN 30, 2026	(audited) DEC 31, 2025	(unaudited) SEP 30, 2025
Assets
Cash & Investments	$85,202	$87,528	$85,756	$84,267
Accounts & Other Receivables, Net	3,961	3,565	3,522	3,725
Inventories	10,571	9,003	7,935	8,118
Other Current Assets	898	543	529	422
Total Current Assets	100,632	100,639	97,742	96,532
Property & Equipment, Net	10,024	9,631	9,908	10,000
Intangible Assets, Net	17,845	14,302	14,892	15,443
Total Assets	$128,501	$124,572	$122,542	$121,975
Liabilities & Stockholders’ Equity
Accounts Payable	$1,683	$876	$911	$768
Other Accrued Liabilities	3,057	1,194	1,687	2,243
Total Current Liabilities	$4,740	$2,070	$2,598	$3,011
Deferred Tax Liability – Intangible Assets	-	-	114	248
Long Term Lease Liability	180	195	225	241
Deferred Revenue and Income Taxes	303	274	337	223
Stockholders’ Equity	123,278	122,033	119,268	118,252
Total Liabilities & Stockholders’ Equity	$128,501	$124,572	$122,542	$121,975